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                                                                   EXHIBIT 99.1

                                  [ONEIDA LOGO]

PRESS CONTACTS:
Wilber D. Allen
Oneida Ltd.
Telephone: (315) 361-3943

          ONEIDA TO CONSIDER CLOSURE OF FOODSERVICE DISTRIBUTION CENTER
                             LOCATED IN BUFFALO, NY

ONEIDA, NY - March 8, 2005 - Oneida Ltd. (OTC:ONEI) today announced that it is considering closing its foodservice distribution center located in Buffalo, New York. This proposal comes as part of a multi-year project the Company began in 2004 to reevaluate and restructure its supply chain with the goals of improving efficiency and service levels and reducing costs. If, after further consideration and any required negotiations, the distribution center is closed, the Company would distribute its foodservice products from its existing Sherrill, New York, Miami, Florida and Chino, California distribution facilities. Should the decision be made to proceed with the closure, the facility would likely cease operation near the end of the second quarter of the Company's fiscal year ended January 2006.

CONTINUING WITH STRATEGIC GOALS

"We understand the impact and the hardships that a closure of the Buffalo distribution center will cause for the affected employees and the Buffalo community. But we must take all necessary steps to improve our overall efficiencies and our competitiveness during what continues to be an extremely challenging time in our Company history," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "We must continue to take measures throughout our operations that will help restore our profitability and will help improve our value to shareholders."

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.